Terra Nitrogen Company, L.P. reports third quarter results;
declares cash distribution
Sioux City, Iowa (October 25, 2007)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net income of $45.6 million, or $2.42 per limited partnership unit, on revenues of $133.2 million for the third quarter ended Sept. 30, 2007. This compares with net income of $13.7 million, or $0.73 per limited partnership unit, on revenues of $92.0 million for the 2006 third quarter. TNCLP’s year-to-date 2007 net income was $138.0 million, or $7.31 per unit, on revenues of $438.7 million, compared to net income of $28.6 million, or $1.52 per unit, on revenues of $306.6 million for the 2006 period.
TNCLP also announced a cash distribution for the quarter ended Sept. 30, 2007, of $2.10 per limited partnership unit payable Nov. 26, 2007, to holders of record as of Nov. 8, 2007. Cash distributions depend on TNCLP’s earnings, working capital requirements and capital expenditures. TNCLP’s quarterly earnings can be affected by nitrogen products selling prices, natural gas costs, production levels and weather.
Analysis of results
Third quarter
TNCLP’s third quarter earnings improvement over last year was due to higher ammonia sales volumes and higher ammonia and UAN selling prices, partially offset by higher natural gas costs. The 2007 third quarter benefited from continued strong U.S. nitrogen demand for corn and wheat plantings. From the 2006 to the 2007 third quarter, TNCLP’s:
•	Ammonia sales volumes increased by 16 percent, and UAN sales volumes decreased by 6 percent.

•	Ammonia and UAN selling prices increased by 22 percent and 63 percent, respectively.

•	Natural gas unit costs increased by 18 percent.
Year-to-date
TNCLP’s year-to-date earnings improvement over last year was due to higher sales volumes and UAN selling prices, and lower natural gas costs, partially offset by lower ammonia selling prices. 2007 year-to-date results were affected by the same factors affecting third quarter results, and lower first quarter 2007 natural gas costs. Year-to-date from 2006 to 2007, TNCLP’s:
•	Ammonia and UAN sales volumes increased by 32 and 12 percent, respectively.

•	UAN selling prices increased by 35 percent.

•	Natural gas unit costs decreased by 9 percent.

Forward natural gas position
TNCLP’s forward purchase contracts at Sept. 30, 2007, fixed prices for about 38 percent of its next 12 months’ natural gas requirements at $12.1 million above published forward markets at that date. TNCLP has entered into these forward gas positions to secure margins on nitrogen products sold forward at fixed prices.
About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about TNCLP’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in TNCLP’s most recent report on Form 10-K and TNCLP’s other documents on file with the Securities and Exchange Commission. TNCLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note:	Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ website, www.terraindustries.com.
(Tables follow)

Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(in thousands except per-unit amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2007	2006	2007	2006

Product revenues	$133,009	$91,839	$438,019	$306,426
Other income	142	175	729	196

Total revenues	133,151	92,014	438,748	306,622

Cost of goods sold	86,490	76,592	291,371	272,806

Total gross profit	46,661	15,422	147,377	33,816

Operating expenses	(2,452)	(2,226)	(13,100)	(6,291)
Interest income—net	1,402	525	3,721	1,124

Net income	$45,611	$13,721	$137,998	$28,649

Earnings per limited partnership unit	$2.42	$0.73	$7.31	$1.52

The amount of net income allocable to the Limited Partners’ interest is based on the Partnership’s net income and the proportionate share of cash distributed to the Limited Partners and the General Partner.
Nitrogen Volumes and Prices

	2007		2006
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
Third quarter	(000 tons)	($/ton)[1]	(000 tons)	($/ton) [1]

Ammonia	57	367	49	301
UAN	493	204	522	125

Year-to-date

Ammonia	221	370	168	367
UAN	1,698	188	1,521	139
Natural Gas Costs/MMBtu2

Three Months Ended		Nine Months Ended
Sept. 30,		Sept. 30,
2007	2006	2007	2006
$7.02	$5.96	$6.70	$7.32

1.	After deducting outbound freight costs.

2.	Including effect of forward natural gas position.

Terra Nitrogen Company, L.P.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,
	2007	2006
ASSETS
Cash and cash equivalents	$93,549	$49,644
Accounts receivable	40,174	24,861
Inventories	30,487	25,841
Other current assets	3,747	2,688

Total current assets	167,957	103,034

Property, plant and equipment, net	72,413	75,748
Other assets	24,975	16,241

Total assets	$265,345	$195,023

LIABILITIES
Accounts payable and accrued liabilities	52,012	34,366
Customer prepayments	39,762	14,758

Total current liabilities	91,774	49,124

Other liabilities	1,979	308

Total liabilities	93,753	49,432

PARTNERS’ EQUITY	171,592	145,591

Total liabilities and partners’ equity	$265,345	$195,023